Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-46590, No. 333-76615, No. 333-124050 and No. 333-124844) on Form S-8 and the Registration Statement (No. 333-76611) on Form S-3D of First M&F Corporation of our reports dated February 23, 2007 relating to the consolidated financial statements of First M&F Corporation and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of First M&F Corporation included in this annual report (Form 10-K) for the year ended December 31, 2006.

/s/ Shearer, Taylor & Co., P.A.

Ridgeland, Mississippi
March 12, 2007